Exhibit 14.1

IMMUNICON CORPORATION

CODE OF CONDUCT

I.	Background - Administration

The reputation and integrity of Immunicon Corporation (the “Company”) is a valuable asset that is vital to the Company’s success. Additionally, the Company is subject to many laws and regulations, including, but not limited to, laws and regulations governing our conduct and performance as a supplier of medical products and by virtue of our status as a publicly traded company. Each Company employee, including each of the Company’s officers, and each Company director is responsible for conducting the Company’s business in a manner that demonstrates a commitment to the highest standards of integrity. This Code of Conduct, which applies to all directors, officers and employees of the Company (collectively referred to as “Company personnel”) has been adopted to guide Company personnel in meeting these standards. Specifically, the purpose of this Code of Conduct is:

•	to encourage among our Company personnel a culture of honesty, accountability and mutual respect,

•	to provide guidance to help Company personnel to recognize and deal with ethical issues, and

•	to provide mechanisms for Company personnel to report unethical conduct.

While this Code of Conduct is designed to provide helpful general principles, it is not intended to address every specific situation. Nevertheless, in every instance, we require that Company personnel act honestly, fairly and with a view towards “doing the right thing”, particularly from the standpoint of law and regulation. Therefore, dishonest or unethical conduct or conduct that is illegal in connection with the performance of duties and responsibilities for the Company, will constitute a violation of this Code of Conduct, regardless of whether such conduct is specifically referenced in this Code of Conduct.

The Company’s Board of Directors (the “Board”) has approved, and is ultimately responsible for the implementation of, this Code of Conduct. The Company’s Audit and Compliance Committee of the Board also periodically reviews this Code of Conduct. The Board has designated the Company’s Chief Counsel to be the compliance officer (the “Compliance Officer”) for the implementation and administration of this Code of Conduct. Company personnel should feel free to direct questions concerning this Code of Conduct to the Compliance Officer.

II.	Overview

It is the policy of the Company: (a) to comply with all applicable governmental and supranational laws, rules and regulations; (b) to expect that all of the Company’s personnel at all times observe honest and ethical conduct in the performance of the Company’s related responsibilities, including the avoidance of conflicts of interest; (c) to expect all of the Company’s personnel to treat others with dignity, including other employees, stockholders, customers and vendors; and (d) to encourage and support internal disclosure of any violation of this policy for appropriate action.

This Code of Conduct governs the business-related conduct of all Company personnel, including, but not limited to the chief executive officer, chief financial officer and all other officers of the Company. This Code of Conduct applies to directors who are not employees of the Company insofar as it relates to their roles as directors.

III.	Compliance with Law and Regulation

A variety of laws apply to the Company and its operations. All Company personnel are expected to comply with all such laws as well as rules and regulations adopted under such laws. Examples of violations under these laws include:

•	stealing, embezzling or misapplying corporate or bank funds;

•	using threats, physical force or other unauthorized means to collect money;

•	making false entries in any scientific journal or log used by the Company for research, product development, clinical trials or manufacturing, or engaging in any conduct that results in the making of false entries;

•	making false entries in the financial or corporate books and records of the Company, or engaging in any conduct that results in the making of such false entries;

•	making a payment for an expressed purpose on the Company’s behalf to an individual who intends to use it for a different purpose;

•	utilizing Company funds or other assets or services to make a political contribution or expenditure;

•	causing directly or indirectly the filing of false claims or false statements or omissions with any federal, state or local government authorities;

•	providing any kind of illegal remuneration, direct or indirect, in cash or in bond, that are intended to influence the buying or offering to buy the Company’s products or services (for example, the providing of “kickbacks” or similar types of payments to customers or prospective customers); and

•	making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of Company activities.

The Company must, and will, investigate, address and report, as appropriate, all violations, including suspected criminal violations.

IV.	Conflicts of Interest

a.	Generally. All Company personnel are expected to make or participate in business decisions and actions in the course of their employment with the Company based on the best interests of the Company as a whole, and not based on personal relationships or benefits. A conflict of interest, which can occur or appear to occur in a wide variety of situations, can compromise the business ethics of Company personnel. Generally speaking, a conflict of interest occurs when the personal interest of Company personnel or members of their immediate family interferes with, or has the potential to interfere with, the interests or business of the Company. For example, a conflict of interest may occur where an employee or a family member receives a gift, a unique advantage, or an improper personal benefit as a result of the employee’s position at the Company. A conflict of interest could make it difficult for an employee to perform corporate duties objectively and effectively because he or she is involved in a competing interest. The following is a discussion of certain common areas that raise conflict of interest issues. However, a conflict of interest can occur in a variety of situations. You must be alert to recognize any situation that may raise conflict of interest issues and must disclose to the Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest with the Company.

b.	Outside Activities/Employment. Any outside activity must not significantly encroach on the time and attention Company personnel devote to their corporate duties and should not adversely affect the quality or quantity of their work. In addition, Company personnel may not make use of corporate equipment, facilities or supplies, or imply (without the Company’s approval) the Company’s sponsorship or support of any outside activity, and under no circumstances are Company personnel permitted to take for themselves or their family members business opportunities that are discovered or made available by virtue of their positions at the Company. Moreover, Company personnel may not perform services for or, except as noted in the following paragraph, have a financial interest in any entity that is or to such person’s knowledge may become, a vendor, customer or competitor of the Company. Employees of the Company are prohibited from engaging in any outside activity which violates the provisions of this paragraph without the Company’s prior approval. In the event an employee believes that any such outside activity may violate, either directly or indirectly, the provisions of this paragraph, he or she is required to disclose such activity to the Compliance Officer, who will make a determination regarding whether or not such approval will be granted.

Employees may have a passive investment in up to one percent of the total outstanding shares of an entity that is listed on a national or international exchange, or quoted on Nasdaq, the OTC Bulletin Board or a similar quotation service, without the prior approval of the Board, if the investment is not so large financially either in absolute dollars or percentage of the total investment of such employees, that it creates the appearance of a conflict of interest, as determined by the Company. Employees may invest in private businesses, with the Company’s prior approval, if the investment is not so large financially either in absolute dollars or percentage of the total investment of such employees, that it creates the appearance of a conflict of interest, as determined by the Company.

Directors of the Company who are not employees of the Company must be sensitive to situations in which they may be associated with, or have business or financial interests in, corporations or other business entities that, from time to time, have business dealings with the Company or that may compete with the Company. Any Company director who has or becomes engaged in such a relationship must bring it to the attention of the full Board. If a conflict cannot be avoided, it must be managed in an ethical and responsible manner.

c.	Civic/Political Activities. Company personnel are encouraged to participate in civic, charitable or political activities so long as such participation does not encroach on the time and attention they are expected to devote to their Company-related duties. Such activities are to be conducted in a manner that does not involve the Company or its assets or facilities, and does not create an appearance of the Company’s involvement or endorsement.

d.	Inventions, Books and Publications. Company personnel must receive written permission from the Compliance Officer before developing or acquiring, outside of the Company, any products, experiments, software, scientific data or intellectual property that may be related to the Company’s current or potential business. It is a violation of this Code of Conduct to omit to disclose any invention required to be disclosed to the Company and utilizing such invention for any purpose outside the Company.

e.	Proper Payments. Company personnel should pay for and receive only that which is proper. Company personnel should not make or promise, directly or indirectly, payments to influence another’s acts or decisions, and Company personnel must not give gifts except as permitted below.

f.

Gifts/Entertainment. Company personnel and members of their families must not give or receive valuable gifts (including gifts of equipment or money, discounts or favored personal treatment) to or from any person associated with the Company’s vendors or customers. Acceptance of a gift in the nature of a memento, such as a conference gift or other inconsequential gift valued at less than one hundred dollars ($100), is generally permitted, although gifts to physicians may only be made in accordance with the AdvaMed Code of Ethics on Interactions with Health Care Professionals. (See AdvaMed, “Code of Ethics on Interactions with Health Care Professionals,” currently available at: <http://www.advamed.org/publicdocs/coe_with_faqs_4-15-05.pdf >. Compliance Officer also maintains a copy of the Advamed Code on Interactions with Health

Care Professionals.) Engaging in normal occasional and appropriate business related entertainment, such as meals or use of sporting, theatrical or other public event tickets is permissible, with the understanding that Company personnel are expected to exercise sound judgment in reliance on this exception so as to avoid any situation that may otherwise be subject to question.

g.	Loans. The Company will not make loans or extend credit guarantees to or for the personal benefit of directors and officers except as permitted by law and the listing standards of any exchange or quotation system on which the Company’s common stock is listed. Loans or guarantees may be extended to other employees only with the Company’s approval.

h.	Insider Trading. Company personnel are prohibited from trading in securities while in possession of material inside information. Among other things, trading while in possession of material inside information can subject the employee to criminal or civil penalties. The Company’s Insider Trading Policy Statement is incorporated by reference into this Code of Conduct.

V.	Fair Dealing

Company personnel should deal fairly and in good faith with the Company’s other employees, customers, suppliers, regulators, business partners and others. Company personnel may not take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, abuse of confidential information or other related conduct.

VI.	Proper Use of Company Assets

The Company’s assets, including facilities, materials, supplies, time, information, intellectual property, software, and other assets owned or leased by the Company, or that are otherwise in the Company’s possession, may be used only for legitimate business purposes. Any material misuse of the Company’s assets is prohibited.

VII.	Delegation of Authority

Company personnel, and particularly each of the Company’s officers and other managerial employees, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope, and includes appropriate and continuous monitoring.

VIII.	Handling Confidential Information

Company personnel should observe the confidentiality of information, including in accordance with laws such as HIPAA that protect patient health information, that they acquire by virtue of their employment by or affiliation with the Company, including information concerning customers, patients, clinical trial participants, vendors, competitors and other employees, except where disclosure is approved by the Company or otherwise legally mandated. Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by the Company, or after two full business days following its disclosure in a press release or a report filed with the Securities and Exchange

Commission. In addition, Company personnel must safeguard proprietary information, which includes information that is not generally known to the public and has commercial value in the Company’s business. Proprietary information includes, among other things, software programs, source and object codes, trade secrets, ideas, techniques, inventions (whether patentable or not) and other information relating to scientific research, product designs, algorithms, research and development, and clinical trial results. It also includes information relating to marketing, pricing, customers and terms of compensation for Company personnel, communications to, from and with the FDA and other governmental regulatory bodies and proprietary information of the Company’s vendors, strategic partners and other collaborators. The obligation to preserve proprietary information continues even after employment ends. This obligation is intended to supplement and not supercede any contractual obligation between the Company and any Company personnel.

IX.	Books and Records; Public Disclosures

The effective operation of the Company’s business, and the integrity of the Company’s public disclosures, is dependent on accurate business records. Company personnel must prepare and maintain all Company records accurately and honestly. No intentionally false or intentionally misleading entries may be made in any books, records or accounts of the Company, and no Company funds may be used for any purpose other than as described in the documents supporting the disbursement.

As a public company, the Company has an additional obligation to make or keep books, records and accounts that accurately and fairly reflect Company transactions so that filings and submissions with the Securities and Exchange Commission and public communications can provide full, fair, timely, accurate and understandable disclosure. All Company personnel engaged in the preparation of these filings, submissions and communications must endeavor to ensure that the filings, submissions and communications meet these objectives. The Company has formed a Disclosure Committee to monitor the Company’s filings, submissions, and communications to meet these objectives. Depending on their duties and responsibilities, other Company personnel may be called upon to provide information to assure that the Company’s reports are complete, fair and understandable. The Company expects all of its personnel to take this responsibility very seriously. If requested by any Disclosure Committee member to provide information for use in such filings, submissions or communications, Company personnel will provide, as promptly as practicable, accurate, relevant, understandable and complete information on a timely basis.

Company personnel who are responsible for any aspect of our internal accounting controls and financial and tax reporting systems must be vigilant in recording entries accurately and honestly and in a manner consistent with all legal requirements. If you are uncertain about proper recording of Company transactions or accounting or tax matters, you should consult with a superior. Company personnel must not take any action to fraudulently influence, coerce, manipulate or mislead any auditor engaged in the performance of an audit of Company financial statements.

Any questions, complaints or concerns regarding accounting, internal accounting controls or auditing matters should be directed to the Compliance Officer, to the Chief Financial Officer or

to the Audit and Compliance Committee of the Company’s Board as indicated in Section X of this Code of Conduct. You may choose to submit such questions, complaints or concerns anonymously, as described in Section X.

X.	Report of Violations

i.	Notification of Complaint – Company personnel who observe, learn of or, in good faith, suspect a violation of the Code of Conduct should report the violation immediately in accordance with the procedures set forth in the Company’s Whistleblower Policy.

ii.	Investigation and Corrective Action – Reports of violations will be investigated promptly, and corrective action taken if necessary, under the supervision of the Compliance Officer in accordance with the Company’s Whistleblower Policy. Company personnel are required to cooperate fully in the investigation of reported violations and to provide truthful, complete and accurate information. The investigation will be handled as discreetly as reasonably possible, allowing for a fair investigation and any necessary corrective action. Appropriate corrective action will be taken whenever a violation of this Code of Conduct is determined to have occurred. Depending on the nature of the violation, the offending individual can be subject to disciplinary action, up to and including termination of employment. In addition, anyone who interferes with an investigation, or provides information in an investigation that the individual knows to be untrue or inaccurate, will be subject to disciplinary action, up to and including termination of employment.

iii.	Confidentiality – Except as may be required by law or by the requirements of the resulting investigation or corrective action as provided in the Company’s Whistleblower Policy, the Compliance Officer and others conducting the investigation will not disclose the identity of anyone who reports a suspected violation if confidentiality is requested.

XI.	Protection Against Retaliation

a.	Policy – Retaliation against Company personnel who, for lawful purposes, file a complaint or participate in an investigation is strictly prohibited. The Company prohibits any form of retaliation against Company personnel who, for lawful purposes, report to the Company any conduct or activity that may violate this Code of Conduct, any law or regulation applicable to the Company and its subsidiaries, or any other suspected improper, unethical or illegal conduct or activities by anyone at the Company or its subsidiaries. The Company also prohibits any form of retaliation against Company personnel who provide information, cause information to be provided, or assist in an investigation conducted by the Company or any governmental body, regarding a possible violation of any law or regulation relating to fraud, any labor law, or any rule or regulation of the U.S. Securities and Exchange Commission, or who file, cause to be filed, or assist, participate or give testimony in any proceeding relating to an alleged violation of any such law, rule or regulation.

b.	Management Responsibility – All Company officers and other managerial employees are responsible for ensuring adherence to this no-retaliation policy. In addition, each Company officer and managerial employee is responsible for communicating this no-retaliation policy to employees under his or her supervision and for supporting programs and practices designed to develop understanding of, commitment to and compliance with this policy. In the event that any Company officer, other managerial employee or supervisor believes that a violation of this no-retaliation policy has occurred or receives a report of a violation, he or she must immediately contact the Compliance Officer.

c.	Procedures for Reporting Policy Violations – If an employee believes that he or she has been retaliated against (including threatened or harassed) in violation of this no-retaliation policy, he or she should immediately report the retaliation to the Compliance Officer. Once an employee reports retaliation prohibited by this policy, the Company will promptly investigate the matter in accordance with the procedures described in this Code of Conduct under “Report of Violations.”

XII.	Waivers

Requests for a waiver of a provision of this Code of Conduct must be submitted in writing to the Compliance Officer for appropriate review, and an executive officer, director, appropriate Board committee or the Board, as appropriate, will decide the outcome. For conduct involving an executive officer or director, only the Board has the authority to waive a provision of this Code of Conduct. In addition, the Audit and Compliance Committee must review and approve any “related party” transaction as defined in Item 404(a) of Regulation S-K, promulgated by the Securities and Exchange Commission, before it is consummated. In the event of an approved waiver involving the conduct of an executive officer or director, appropriate and prompt disclosure must be made as required by Securities and Exchange Commission or other regulation or by applicable listing standards of the principal exchange or interdealer quotation system on which the Company’s common stock is listed.

The statements in this Code of Conduct to the effect that certain actions may be taken only with “the Company’s approval” will be interpreted to mean that the Chief Executive Officer, the Chief Financial Officer, the Compliance Officer, the Audit and Compliance Committee or the Board must give prior approval before the proposed action may be undertaken. The statements “as determined by the Company” in this Code of Conduct will be interpreted to mean that any of the Chief Executive Officer, the Compliance Officer, the Audit and Compliance Committee or the Board may make such determination, on a case-by-case basis, depending on the particular facts and circumstances.

XIII.	Compliance

a.	Adherence to Code of Conduct; Disciplinary Action. All Company personnel have a responsibility to understand and follow this Code of Conduct. In addition, all Company personnel are expected to perform their work with honesty and integrity in all areas not specifically addressed in this Code of Conduct. A violation of this Code of Conduct may result in appropriate disciplinary action, including the possible termination from employment with the Company.

b.	Communications; Training; Annual Certification. The Company strongly encourages dialogue among employees and their supervisors to make everyone aware of situations that give rise to ethical questions and to articulate acceptable ways of handling those situations. Employees will receive periodic training on the contents and importance of this Code of Conduct and related policies and the manner in which violations must be reported and waivers must be requested. In addition, each officer and each other managerial employee of the Company has an obligation to annually certify that he or she has read and reviewed this Code of Conduct with his or her subordinates, and all Company personnel must certify that they read this Code of Conduct and annually certify that, to the best of their knowledge, they are in compliance with all its provisions. Forms of these certifications are attached hereto as Appendix I and Appendix II.

c.	Responsibility of Officers and Managerial Employees. All Company officers and other managerial employees will be responsible for the enforcement of, and compliance with, this Code of Conduct, including necessary distribution to assure employee knowledge and compliance. Directors, officers and other managerial employees are expected to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Managerial employees may be disciplined if they condone misconduct, do not report misconduct, do not take reasonable measures to detect misconduct, or do not demonstrate the appropriate leadership to insure compliance.

XIV.	Related Policies

This Code of Conduct should be read in conjunction with the Company’s other policy statements adopted from time to time by the Company, including the Company’s Insider Trading Policy Statement and Whistleblower Policy.

Most Recent Update: October 21, 2005

APPENDIX I

IMMUNICON CORPORATION

CODE OF CONDUCT DISCLOSURE STATEMENT

As a director, officer or other employee of Immunicon Corporation, I have read and understand the Immunicon Corporation Code of Conduct, including the appendices thereto and the documents and policies referred to therein (collectively, the “Code of Conduct”) and I hereby reaffirm my agreement to comply with its terms. I hereby certify as follows:

1.	I have received a copy of the Code of Conduct.

2.	I have read, understand and agree to comply with the Code of Conduct.

3.	I am currently in compliance and, as applicable, members of my family are in compliance, with the terms of the Code of Conduct and all obligations imposed by it, except as disclosed below or on a separate page attached to this statement.

4.	I am not aware of any conduct on the part of any person associated with the Company that may constitute a violation of the Code of Conduct, except with respect to any matters that I may have disclosed to the Compliance Officer and/or as disclosed below or on a separate page attached to this statement.

I understand that all Disclosure Statements may be available to the Compliance Officer, the Board of Directors of the Company and outside legal counsel. Such information shall otherwise be held in confidence except when, after consultation with the Company’s legal counsel and Chief Executive Officer, the Company’s best interests would be served by disclosure.

Each person signing a Disclosure Statement is responsible for keeping his/her Disclosure Statement current. These statements will be kept in the Company’s Legal Department.

Signature

Name

Title

Date

APPENDIX II

ANNUAL IMMUNICON DISCLOSURE STATEMENT

As a director, officer or other managerial employee of Immunicon Corporation, I have read and understand the Immunicon Corporation Code of Conduct, including the appendices thereto and the documents and policies referred to therein (the “Code of Conduct”) and I hereby reaffirm my agreement to comply with its terms. With respect to the last 12 months, I hereby certify as follows:

1.	I have complied and, as applicable, members of my family have complied, with the terms of the Code of Conduct and all obligations imposed by it, except as disclosed below or on a separate page attached to this statement.

2.	I am not aware of any conduct on the part of any person associated with the Company that may constitute a violation of the Code of Conduct, except with respect to any matters that I may have disclosed to the Compliance Officer and/or as disclosed below or on a separate page attached to this statement.

I understand that all Disclosure Statements may be available to the Compliance Officer, the Board of Directors of the Company and outside legal counsel. Such information shall otherwise be held in confidence except when, after consultation with the Company’s legal counsel and Chief Executive Officer, the Company’s best interests would be served by disclosure.

Each person signing a Disclosure Statement is responsible for keeping his/her Disclosure Statement current. These statements will be kept in the Company’s Legal Department.

Signature

Name

Title

Date